Exhibit 99.1

(BW) (WA-AMAZON.COM) (AMZN) MYRTLE S. POTTER ELECTED TO AMAZON.COM BOARD OF DIRECTORS

SEATTLE—(BUSINESS WIRE)—April 12, 2004—Myrtle S. Potter, President of Commercial Operations for Genentech, Inc., (NYSE: DNA) has been elected to serve on Amazon.com’s (NASDAQ: AMZN) board of directors.

Potter becomes the seventh board member and sixth independent member to sit on Amazon.com’s board of directors.

“Myrtle’s expertise in operations, and her dedication to developing innovative products to improve people’s lives, makes her an outstanding addition to our board of directors,” said Jeff Bezos, founder and CEO of Amazon.com.

“Amazon.com has never forgotten that the customer comes first,” said Potter. “The company remains focused on delivering lower prices, expanding free shipping, and providing greater selection, and I’m delighted to join the Amazon board.”

Potter joined Genentech, Inc. in 2000 as executive vice president and chief operating officer for the San Francisco-based company. Prior to joining Genentech, Potter was president of Bristol-Myers Squibb’s U.S. Cardiovascular/Metabolics business unit. Potter joined Bristol-Myers Squibb in 1996 as vice president, strategy and economics.

Potter is a member of Genentech’s executive committee and holds a Bachelor of Arts degree from the University of Chicago.

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and sellers list millions of unique new and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, kids and baby and home and garden.

Amazon.com operates six Web sites: www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.ca.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, significant amount of indebtedness, competition, commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, foreign exchange rates, management of potential growth, system interruption, international expansion, consumer trends, inventory, fulfillment center optimization, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and all subsequent filings.

Contact: Amazon.com Public Relations

Patty Smith

206-266-7180

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